Exhibit 99.1

Paycom promotes Shane Hadlock to president

OKLAHOMA CITY – (Feb. 19, 2026) – Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, today announced the promotion of Shane Hadlock to president, effective immediately. Hadlock will serve as president and chief client officer, overseeing the company’s strategic operations, cross-functional alignment and continued execution of Paycom’s full-solution automation strategy.

“Shane has been instrumental in driving meaningful outcomes for our clients and our business, and he consistently demonstrates strong leadership and an unwavering commitment to operational excellence,” said Chad Richison, Paycom founder and CEO. “His ability to unify teams, strengthen processes and execute at scale has positioned Paycom for long-term growth as we continue delivering even more ROI to our clients.”

Hadlock has business and technology leadership experience, including nearly 14 years at Paycom in roles of increasing responsibility. He has served in multiple leadership roles, including overseeing the company’s client service initiatives and critical IT functions that expanded Paycom’s technological capabilities.

“I’m honored to step into this role and continue working alongside our clients, employees and stakeholders,” said Hadlock. “Paycom’s commitment to innovation and automation is unmatched, and I look forward to helping drive our mission as we scale and deliver even more value to the businesses we serve.”

Before joining Paycom, Hadlock served in multiple leadership roles at Hertz over a 10-year tenure, gaining extensive expertise in enterprise systems, operational transformation and customer-centric technology strategy.

To learn more about Paycom, visit https://paycom.com/.

About Paycom

Paycom Software, Inc. (NYSE: PAYC) simplifies business and employees’ lives through automated, command-driven HR and payroll technology that revolutionizes data access. From hire to retire, Paycom’s employee-first technology leverages AI and full-solution automation to streamline processes and drive efficiencies in a truly single database, providing a seamless experience for Paycom’s clients and their employees. With its industry-first AI engine, IWant™, Paycom provides instant and accurate access to employee data without having to navigate or learn the software. For over 25 years, Paycom has been recognized for its innovative technology and workplace culture while serving businesses of all sizes in the U.S. and internationally.

Media Contact:

Larisha Hunter

media@paycom.com